WeWork Reports First Quarter 2022 Results, Exceeding Revenue Guidance

NEW YORK, May 12, 2022 – WeWork Inc. (NYSE: WE) ("WeWork"), a leading global flexible space provider, disclosed financial results for its first quarter today.

•Revenue in the first quarter of 2022 was $765 million, an increase of 7% quarter-over-quarter and 28% year-over-year, exceeding the Company’s previous revenue guidance of $740 - 760 million.
•The Company enhanced its liquidity profile through a $350 million Junior LC Tranche backed by Brookfield Asset Management and its affiliates as part of the amended LC facility.
•The Company tightened the range of guidance for second quarter 2022, to $800 - 825 million from $775 - 825 million announced previously.

“Our first quarter results underscore the long-term value of WeWork’s holistic offerings that are tailored to a new era for the office market. Having built a more sound and disciplined operating model, WeWork is well-positioned to capture demand, grow occupancy, and achieve revenue goals established at the beginning of 2022,” said Sandeep Mathrani, CEO and Chairman of WeWork. “As evidenced by our recently announced partnership with Yardi, WeWork can be a solution for optimizing space utilization in a flexible hybrid work environment.”

Company Operating Results

•As of March 31, 2022, WeWork's systemwide real estate portfolio consisted of 765 locations across 38 countries, supporting approximately 916,000 workstations and 626,000 physical memberships, an increase of 6% quarter-over-quarter and 32% year-over-year.
•As of March 31, 2022, WeWork’s consolidated real estate portfolio consisted of 633 locations and 33 countries, which supported approximately 746,000 workstations and 501,000 physical memberships. The growth in consolidated physical memberships represents a 7% quarter-over-quarter increase and 37% year-over-year increase across consolidated regions as currently reported.
•Systemwide gross desk sales totaled 211,000 in the first quarter, or the equivalent of 12.7 million square feet sold. Systemwide new desk sales were 106,000 in the first quarter equating to 6.3 million square feet sold.
•On a consolidated basis, gross desk sales were the highest reported since the pandemic began in the first quarter of 2020, with 166,000 desks sold in the first quarter of 2022, which equates to approximately 10.0 million square feet sold. Consolidated new desk sales were 83,000 in the first quarter equating to 5.0 million square feet sold.
•Consolidated physical occupancy was 67% as of the end of the first quarter, a 4 percentage point increase from the fourth quarter of 2021. WeWork’s physical occupancy including signed but not occupied memberships totaled 70% at the end of the quarter, a 4 percentage point increase from the prior quarter.
•All Access memberships increased to 55,000 by the close of the first quarter, an increase of 22% quarter-over-quarter. These All Access memberships represent an incremental 7 percentage points of occupancy.

Company Consolidated Financial Results

•First quarter 2022 revenue was $765 million, representing a 7% quarter-over-quarter increase and a 28% year-over-year increase.
•Net Loss was $504 million in the first quarter of 2022, a 37% improvement relative to the fourth quarter of 2021. Net loss includes $147 million of interest and other (income) expense, a gain of $130 million driven primarily by lease terminations, impairment of $91 million driven primarily by building exits, depreciation and amortization of $171 million, and stock-based compensation of $13 million, which are excluded from Adjusted EBITDA.
•Adjusted EBITDA was negative $212 million, a $71 million improvement from the fourth quarter of 2021 and a $234 million improvement relative to the first quarter of 2021.
•First quarter 2022 Operating Cash Flow was negative $338 million and Free Cash Flow was negative $412 million.

Space-as-a-Service:
Following trends in 2021, WeWork captured a significant share of market demand in its top markets as it closed the quarter with the highest gross sales since the first quarter of 2020. WeWork’s footprints represented approximately 0.5% of all commercial office space in both the United States and European markets, yet sold the equivalent of 9% and 10%, respectively, of total square feet leased in the quarter.

At the market-level, WeWork’s first quarter 2022 gross sales in Manhattan and San Francisco were equivalent to 17% of traditional office market leasing on a square-foot basis, while WeWork’s portfolios of 5 million square feet and 2 million square feet, respectively, account for approximately 1% of total office stock. WeWork’s leasing activity represented 25% of Boston’s leasing and 8% of Miami’s leasing, despite representing 2% or less of the total office stock in each of those markets. WeWork’s gross sales equated to 39% of London’s traditional office leasing, a market that is leading the shift to flex, 13% of Dublin’s leasing, 8% of Paris’ leasing and 15% of Berlin’s leasing, despite representing approximately 1% or less of total office stock in each market.

In the first quarter of 2022, WeWork reported an average revenue per physical member (“ARPM”) of $484, which was unchanged as compared to the prior quarter.

WeWork Access:
All Access memberships grew to 55,000 memberships as of March 31, 2022, an increase of 22% quarter-over-quarter. As of the first quarter, All Access ARPM was $235, yielding an annual run-rate revenue of $155 million as of March.

WeWork Workplace:
In April, WeWork announced a new partnership with Yardi, a leading provider of real estate software to landlords, institutional investors and property owner-operators, that will enhance WeWork Workplace’s capabilities and accelerate the product’s speed to market. The partnership will merge Yardi’s industry-leading property management and enterprise resource planning software and tech capabilities with WeWork Workplace’s booking capabilities to create a universal platform designed to enable companies to optimize space across their portfolio and manage hybrid work models. Through this enhanced WeWork Workplace product, expected to launch commercially in July 2022, companies will be able to offer their employees the ability to seamlessly book a desk, private office or conference room across their real estate portfolio - whether at a WeWork location or company-leased or owned space.

Liquidity:
WeWork ended the first quarter of 2022 with approximately $1.6 billion in cash and commitments. This includes approximately $519 million of available cash on hand, $550 million of Senior Secured notes that we can issue and $550 million of capacity under our letter of credit facility.

Amendment of Existing Letter of Credit Facility:
WeWork also enhanced its liquidity profile through an amendment of the Company’s existing letter of credit facility, which was subdivided into a $350 million Junior LC Tranche and a $1.25 billion Senior LC Tranche earlier in May. Brookfield Asset Management and its affiliates purchased all participations under the Junior LC Tranche. The letter of credit under the Junior LC Tranche gave WeWork immediate access to $350 million for general corporate purposes through November 2023. This transaction enhances the Company’s liquidity profile.

Outlook:
WeWork updated second quarter 2022 revenue guidance to $800 - 825 million, tightening the previous range of $775 - 825 million, and announced second quarter Adjusted EBITDA guidance of negative $125 to negative $175 million. The Company also updated its full year 2022 revenue guidance to $3.40 - 3.50 billion, a tightening of the $3.35 - 3.50 billion range previously provided, and updated full year 2022 Adjusted EBITDA guidance to negative $400 to negative $475 million, from negative $400 to negative $500 million provided previously. The Company’s guidance for the rest of the year excludes the impact of foreign exchange rate fluctuations.

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Source: We Work
Category: Investor Relations, Earnings

Investors
Chandler Salisbury
investor@wework.com

Media
Nicole Sizemore
press@wework.com

About WeWork
WeWork Inc. (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become one of the leading global flexible space providers committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.

Forward-Looking Statements
Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Although WeWork believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to, WeWork’s ability to refinance, extend, restructure or repay near and intermediate term debt; its indebtedness; its ability to raise capital through equity issuances, asset sales or the incurrence of new debt; retail and credit market conditions; impairments; its liquidity demand; changes in general economic conditions, including as a result of the COVID-19 pandemic; delays in customers and prospective customers returning to the office and taking occupancy as a result of the COVID-19 pandemic and the emergence of variants leading to a parallel delay in receiving the corresponding revenue; and WeWork's inability to implement its business plan or meet or exceed its financial projections. Forward-looking statements speak only as of the date they are made. WeWork discusses these and other risks and uncertainties in its annual and quarterly periodic reports and other documents filed with the U.S. Securities and Exchange Commission. WeWork may update that discussion in its periodic reports, but otherwise takes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures
This press release includes certain financial measures not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA and Free Cash Flow (including on a forward-looking basis). These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to net loss or other measures of profitability, liquidity or performance under GAAP. You should be aware that WeWork’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. WeWork believes that these non-GAAP measures of financial results (including on a forward-looking basis) provide useful supplemental information to investors about WeWork. WeWork’s management uses forward-looking non-GAAP measures to evaluate WeWork’s projected financials and operating performance. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Non-GAAP Financial Definitions
Adjusted Earnings Before Interest Expense, Income Tax, Depreciation, and Amortization (“Adjusted EBITDA”)
We supplement our GAAP results by evaluating Adjusted EBITDA, a non-GAAP measure. We define "Adjusted EBITDA" as net loss before income tax (benefit) provision, interest and other (income) expense, depreciation and amortization expense, stock-based compensation expense, expense related to stock-based payments for services rendered by consultants, income or expense relating to the changes in fair value of assets and liabilities remeasured to fair value on a recurring basis, expense related to costs associated with mergers, acquisitions, divestitures and capital raising activities, legal, tax and regulatory reserves or settlements, significant legal costs incurred by WeWork in connection with regulatory investigations and litigation regarding WeWork's 2019 withdrawn initial public offering and the related execution of the SoftBank Transactions, as defined in Note 1 of the Notes to the Consolidated Financial Statements included in our Quarterly Report for the quarter ended March 31, 2022, net of any insurance or other recoveries, significant non-ordinary course asset impairment charges and, to the extent applicable, any impact of discontinued operations, restructuring charges, and other gains and losses on operating assets.

Free Cash Flow
We also supplement our GAAP results by evaluating Free Cash Flow, a non-GAAP measure. Free Cash Flow is defined as net cash provided by (used in) operating activities less purchases of property, equipment and capitalized software, each as presented in the Company's condensed consolidated statements of cash flows and calculated in accordance with GAAP. Free Cash Flow is both a performance measure and a liquidity measure that we believe provides useful information to management and investors about the amount of cash generated by or used in the business. Free Cash Flow is also a key metric used internally by our management to develop internal budgets, forecasts, and performance targets.

(Other key performance indicators (in thousands, except for revenue in millions and percentages)):	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Other key performance indicators:
Consolidated Locations(1)
Membership and service revenues	$744	$694	$625	$564
Workstation Capacity	746	746	766	770
Physical Memberships	501	469	432	386
All Access and Other Legacy Memberships	55	45	32	20
Memberships	555	514	464	406
Physical Occupancy Rate	67%	63%	56%	50%
Enterprise Physical Membership Percentage	46%	47%	49%	52%
Unconsolidated Locations(1)
Membership and service revenues(2)	$132	$133	$119	$101
Workstation Capacity	170	166	165	168
Physical Memberships	125	121	114	110
Memberships	126	121	114	111
Physical Occupancy Rate	74%	73%	69%	66%
Systemwide Locations
Membership and service revenues(3)	$876	$827	$744	$665
Workstation Capacity	916	912	932	937
Physical Memberships	626	590	546	496
All Access and Other Legacy Memberships	55	46	32	20
Memberships	681	635	578	517
Physical Occupancy Rate	68%	65%	59%	53%

(1)     For certain key performance indicators the amounts we present are based on whether the indicator relates to a location for which the revenues and expenses of the location are consolidated within our results of operations ("Consolidated Locations") or whether the indicator relates to a location for which the revenues and expenses are not consolidated within our results of operations, but for which we are entitled to a management fee for our advisory services ("Unconsolidated Locations"). As of March 31, 2022, IndiaCo, ChinaCo and Israel locations are our only Unconsolidated Locations.
(2)    Unconsolidated membership and service revenue represents the results of Unconsolidated Locations that typically generate ongoing management fees for the Company at a rate of 2.75-4.00%.
(3)     Systemwide Location membership and service revenue represents the results of all locations regardless of ownership.

WEWORK INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
(Amounts in millions, except share and per share amounts)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$519	$924
Accounts receivable and accrued revenue, net of allowance of $46 as of March 31, 2022 and $63 as of December 31, 2021	105	130
Prepaid expenses	182	180
Other current assets	313	238
Total current assets	1,119	1,472
Property and equipment, net	5,192	5,374
Lease right-of-use assets, net	12,598	13,052
Restricted cash	11	11
Equity method and other investments	164	200
Goodwill	685	677
Intangible assets, net	67	57
Other assets (including related party amounts of $545 as of March 31, 2022 and $596 as of December 31, 2021)	850	913
Total assets	$20,686	$21,756
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$563	$621
Members’ service retainers	435	421
Deferred revenue	123	120
Current lease obligations	912	893
Other current liabilities	88	78
Total current liabilities	2,121	2,133
Long-term lease obligations	17,323	17,926
Unsecured notes payable (including amounts due to related parties of $1,650 as of March 31, 2022 and December 31, 2021)	2,200	2,200
Warrant liabilities, net	13	16
Long-term debt, net	665	666
Other liabilities	224	228
Total liabilities	22,546	23,169
Commitments and contingencies
Redeemable noncontrolling interests	15	36

WEWORK INC.
CONDENSED CONSOLIDATED BALANCE SHEETS – (CONTINUED)
(UNAUDITED)

	March 31,	December 31,
(Amounts in millions, except share and per share amounts)	2022	2021
Equity
WeWork Inc. shareholders' equity (deficit):
Preferred stock; par value $0.0001; 100,000,000 shares authorized, zero issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock Class A; par value $0.0001; 1,500,000,000 shares authorized, 707,897,654 shares issued and 704,953,442 shares outstanding as of March 31, 2022, and 1,500,000,000 shares authorized, 705,016,923 shares issued and 702,072,711 shares outstanding as of December 31, 2021	—	—
Common stock Class C; par value $0.0001; 25,041,666 shares authorized, 19,938,089 shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Treasury stock, at cost; 2,944,212 shares held as of March 31, 2022 and December 31, 2021	(29)	(29)
Additional paid-in capital	12,348	12,321
Accumulated other comprehensive income (loss)	8	(31)
Accumulated deficit	(14,578)	(14,143)
Total WeWork Inc. shareholders' deficit	(2,251)	(1,882)
Noncontrolling interests	376	433
Total equity	(1,875)	(1,449)
Total liabilities and equity	$20,686	$21,756

WEWORK INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(Amounts in millions, except share and per share data)	2022	2021
Revenue	$765	$598
Expenses:
Location operating expenses—cost of revenue (exclusive of depreciation and amortization of $158 and $175 for the three months ended March 31, 2022 and 2021, respectively, shown separately below)	736	818
Pre-opening location expenses	47	35
Selling, general and administrative expenses	208	274
Restructuring and other related costs	(130)	494
Impairment expense	91	299
Depreciation and amortization	171	184
Total expenses	1,123	2,104
Loss from operations	(358)	(1,506)
Interest and other income (expense), net:
Income (loss) from equity method and other investments	6	(31)
Interest expense (including related party expenses of $90 and $88 for the three months ended March 31, 2022 and 2021, respectively)	(113)	(105)
Interest income	1	6
Foreign currency gain (loss)	(44)	(71)
Gain (loss) from change in fair value of warrant liabilities (including related party financial instruments of none and $(352) for the three months ended March 31, 2022 and 2021, respectively)	3	(352)
Total interest and other income (expense), net	(147)	(553)
Pre-tax loss	(505)	(2,059)
Income tax benefit (provision)	1	(3)
Net loss	(504)	(2,062)
Net loss attributable to noncontrolling interests:
Redeemable noncontrolling interests — mezzanine	21	30
Noncontrolling interest — equity	48	—
Net loss attributable to WeWork Inc.	$(435)	$(2,032)
Net loss per share attributable to Class A and Class B common stockholders:
Basic	$(0.57)	$(14.34)
Diluted	$(0.57)	$(14.34)
Weighted-average shares used to compute net loss per share attributable to Class A and Class B common stockholders, basic and diluted	759,676,860	141,721,529

WEWORK INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(Amounts in millions)	2022	2021
Cash Flows from Operating Activities:
Net loss	$(504)	$(2,062)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	171	184
Impairment expense	91	299
Non-cash transaction with principal shareholder	—	428
Stock-based compensation expense	13	156
Issuance of stock for services rendered, net of forfeitures	—	(2)
Non-cash interest expense	53	53
Provision for allowance for doubtful accounts	(1)	7
(Income) loss from equity method and other investments	(6)	31
Foreign currency (gain) loss	44	71
Change in fair value of financial instruments	(3)	352
Changes in operating assets and liabilities:
Operating lease right-of-use assets	347	290
Current and long-term lease obligations	(470)	(244)
Accounts receivable and accrued revenue	29	38
Other assets	(40)	(62)
Accounts payable and accrued expenses	(63)	(66)
Deferred revenue	3	(24)
Other liabilities	(5)	9
Deferred income taxes	3	1
Net cash provided by (used in) operating activities	(338)	(541)
Cash Flows from Investing Activities:
Purchases of property, equipment and capitalized software	(74)	(129)
Change in security deposits with landlords	(1)	2
Contributions to investments	(5)	(10)
Distributions from investments	1	—
Cash used for acquisitions, net of cash acquired	(9)	—
Net cash provided by (used in) investing activities	(88)	(137)

WEWORK INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) – (CONTINUED)

	Three Months Ended March 31,
(Amounts in millions)	2022	2021
Cash Flows from Financing Activities:
Principal payments for property and equipment acquired under finance leases	(1)	(1)
Proceeds from unsecured related party debt	—	600
Repayments of debt	(1)	(2)
Proceeds from exercise of stock options and warrants	—	2
Payments for contingent consideration and holdback of acquisition proceeds	—	(2)
Proceeds relating to contingent consideration and holdbacks of disposition proceeds	—	12
Additions to members’ service retainers	99	89
Refunds of members’ service retainers	(75)	(109)
Net cash provided by (used in) financing activities	22	589
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(7)
Net increase (decrease) in cash, cash equivalents and restricted cash	(405)	(96)
Cash, cash equivalents and restricted cash—Beginning of period	935	854
Cash, cash equivalents and restricted cash—End of period	$530	$758

A reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA is set forth below:

	Three Months Ended March 31,
(Amounts in millions)	2022	2021
Net loss	$(504)	$(2,062)
Income tax (benefit) provision(a)	(1)	3
Interest and other (income) expenses, net(a)	147	553
Depreciation and amortization(a)	171	184
Restructuring and other related costs(a)	(130)	494
Impairment expense(a)	91	299
Stock-based compensation expense(b)	13	54
Other, net(c)	1	29
Adjusted EBITDA	$(212)	$(446)

(a)As presented on our condensed consolidated statements of operations.
(b)Represents the non-cash expense of our equity compensation arrangements for employees, directors, and consultants.
(c)Other, net includes stock-based payments for services rendered by consultants, change in fair value of contingent consideration liabilities, legal, tax and regulatory reserves or settlements, legal costs incurred by the Company in connection with regulatory investigations and litigation regarding the Company’s 2019 withdrawn initial public offering and the related execution of the SoftBank Transactions, as defined in Note 1 of the notes to the condensed consolidated financial statements included in this Form 10-Q, net of any insurance or other recoveries, and expense related to mergers, acquisitions, divestitures and capital raising activities, all as included in selling, general and administrative expenses on the condensed consolidated statements of operations.

A reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP measure, to Free Cash Flow is set forth below:

	Three Months Ended March 31,
(Amounts in millions)	2022	2021
Net cash provided by (used in) operating activities (a)	$(338)	$(541)
Less: Purchases of property, equipment and capitalized software (a),(b)	(74)	(129)
Free Cash Flow	$(412)	$(670)

(a)     As presented on our consolidated statements of cash flows.
(b)    The prior years' financial information has been reclassified to conform to the current year presentation for the aggregation of Capitalized software of $10 million and $7 million during the three months ended March 31, 2022 and 2021, respectively, and Purchases of property and equipment into one financial statement line item, "Purchases of property, equipment and capitalized software"